                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 6)(1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 MIM Corporation
                                 ---------------
                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                    553044108
                                  -------------
                                 (CUSIP Number)

                                December 31, 2001
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 5


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CUSIP No. 553044108                 13G/A

------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          SS or IRS IDENTIFICATION NO. OF ABOVE PERSON

          E. David Corvese                    SS# ###-##-####
------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a)   |_|
                                                                  (b)   |_|
------------------------------------------------------------------------------
   3      SEC USE ONLY

------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
------------------------------------------------------------------------------
                         5     SOLE VOTING POWER

   NUMBER OF                   85,506
    SHARES              ------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
   OWNED BY
     EACH                      -0-
   REPORTING            ------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH
                               85,506
                        ------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               -0-
------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          85,506
------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                        |_|
------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.40%
------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
------------------------------------------------------------------------------


                                  Page 2 of 5

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ITEM 1(a)              NAME OF ISSUER:

                       MIM Corporation, a Delaware corporation

ITEM 1(b)              ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                       100 Clearbrook Road
                       Elmsford, NY 10523

ITEM 2(a)              NAME OF PERSON FILING:

                       E. David Corvese, an individual

ITEM 2(b)              ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE,
                       RESIDENCE:

                       839-C Ministerial Road
                       Wakefield, RI 02879

ITEM 2(c)              CITIZENSHIP:

                       United States

ITEM 2(d)              TITLE OF CLASS OF SECURITIES:

                       Common Stock, par value $.0001 per share

ITEM 2(e)              CUSIP NUMBER:

                       553044108

ITEM 3                 Not applicable

ITEM 4                 OWNERSHIP.

                       (a) Amount beneficially owned:      85,506

                       (b) Percent of class:               *0.40%

                       *Based upon 21,477,740 shares of common stock outstanding as of November 1, 2001, as represented by the Issuer in its Quarterly Report pursuant to Section 13 of the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended September 30, 2001. This percentage was calculated pursuant to Rule 13d-3(d)(1).

                       (c) Number of shares as to which the person has:

                           (i)   Sole power to vote or to direct the vote:                85,506

                                  Page 3 of 5
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                           (ii)  Shared power to vote or to direct the vote:              -0-

                           (iii) Sole power to dispose or to direct the disposition of:   85,506

                           (iv)  Shared power to dispose or to direct the disposition of: -0-


ITEM 5                 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

ITEM 6                 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                       PERSON.

                       Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                       Not applicable

ITEM 8                 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                       GROUP.

                       Not Applicable

ITEM 9                 NOTICE OF DISSOLUTION OF GROUP.

                       Not applicable

ITEM 10                CERTIFICATION.

                       Not applicable

                                  Page 4 of 5
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 12, 2002                        /s/ E. David Corvese
                                                --------------------
                                                E. David Corvese


                                  Page 5 of 5